LABRYS FUND, LP

48 Parker Road, Wellesley, MA 02482
Tel: 781/729-0720

Discussion Purposes Only & Confidential

TERM SHEET IS NULL AND VOID IF NOT RETURNED WITHIN 48 HOURS OF THE DATE HEREOF

This Term Sheet sets forth the indicative terms pursuant to which, subject to certain conditions set forth herein and in definitive documentation, the Investor(s) would purchase certain securities of the Issuer, and the Issuer would sell such securities to the Investor(s). The terms and conditions set forth herein are subject to change and this Term Sheet does not constitute an offer. The issuance and sale of such securities is subject to, among other things, completion of due diligence to the satisfaction of the Investor(s) and their counsel, the preparation of definitive documentation to effect the transactions that is mutually satisfactory to each party and, in the case of the Investor(s), that the Investor(s) shall have determined that subsequent to the date hereof and prior to the closing of the transactions, there shall have been no material adverse developments relating to the business, assets, operations, properties, condition or prospects of the Issuer and its subsidiaries, taken as a whole.

Issuer:	Ethema Health Corp., Ticker: GRST (the "Company")
Investor(s):	Labrys Fund, LP ("Labrys")
Purchase Price:	$275,000 Promissory Note ("Note") with 10% OID (Company Nets $247,500 before fees).
Maturity Date:	The Note will mature twelve (12) months after Note execution date ("Issuance"), subject to acceleration following default.
Coupon:	12% per annum.
Payment Terms:	Guaranteed Interest and outstanding principal, subject to adjustment, shall be paid monthly. First payment due ninety (90) calendar days from the Issuance Date with nine (9) subsequent payments each month thereafter for $30,800.00 (total due $308,000.00). Company has right to accelerate payments or prepay in full at any time with **no prepayment penalty**. For the avoidance of doubt, a missed payment shall be considered an Event of Default.
Default Conversion Price:	Investor shall have the sole and exclusive right to convert any missed payment(s) and default amounts (if any) into shares of the Company's common stock at the lesser of (a) 105% of the closing bid of the Company's Common Stock the day prior to Issuance ("Fixed Price") or (b) the closing bid the day prior to a Default Conversion ("Market Price"), subject to a 4.99% blocker.

Market Price:	The Market Price shall be defined as the prior trading day's closing bid of the Company's common stock from the day a Conversion Notice is submitted.
Default Conversion Date:	Any time after the Issuance Date upon missed payment. The associated processing costs, if any, shall be borne by the Company (including but not limited to all TA fees and DWAC charges).
Commitment Shares:	None
Warrants:	100% coverage at 0.0015 (183,333,333 shares) subject to down round protection (but not anti-dilutive)
Closing Date:	On or about one week from the date of this Term Sheet. Contingent upon fully signed definitive documents and further review of the Company's filings.
Legal Fee:	Upon Closing, the Company will be obligated to pay the amount of $3,500.00 to Anthony P, LLC (the "Escrow Agent") to prepare documentation for the proposed transaction.
Broker:	J.H. Darbie & Co.

Reservation of Conversion Shares at Transfer Agent:	Initially, 159,310,345 shares, but at all times one and one half times (1.5x) coverage based off the Guaranteed Interest and Principal Amount divided by the Market Price one day prior to closing (the "Reservation") - presently 0.0029- so that enough shares are necessary to fully convert the Note (including interest or default amounts, if applicable) shall be reserved by the Company and its Transfer Agent at Issuance.
Definitive Documents:	The definitive documents shall contain such additional provisions, including without limitation representations, warranties, covenants, agreements and remedies, as are typical for transactions of this type.
Governing Law and Jurisdiction:	Delaware law; Massachusetts jurisdiction.
Additional Investment Rights:	Piggyback Registration Rights, Anti-Dilutive Protection, Variable Note Blocker, 30% Repayment from Proceeds (includes Reg A, Equity Line, S-1 or S-3 raises, if any). For the avoidance of doubt, if the Company issues shares for any reason at a price that is lower than the Fixed or Market Price then in effect, then Investor has the right to employ that price as the Conversion Price at its sole discretion.
Confidentiality:	The Company acknowledges the confidentiality of this term sheet and agrees not to distribute or discuss with any third party the contents contained herein and agrees to use it best efforts to prevent its dissemination of such contents. In addition the Company agrees that it will not disclose, and will not include in any public announcement, the name of the investor(s), unless expressly agreed to by the Investor(s) or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. In the event that such disclosure is required by law or applicable regulation, the Company shall provide notice of such disclosed to the Investor(s).

Neither this Term Sheet nor any discussion or negotiation of the proposed transaction constitutes an agreement or obligation on the part of any person to purchase securities of the Company or enter into any agreement to purchase securities of the Company. Any such agreement or obligation shall arise with respect to a particular Investor solely upon execution and delivery to the Issuer by such Investor of definitive documents acceptable to such Investor.

Issuer:

ETHEMA HEALTH CORP.

By: ______________________________
Name: AUTHORIZED SIGNATORY
Title: CEO